EX-99.1

SHOE CARNIVAL REPORTS SECOND QUARTER FISCAL 2022 RESULTS

Reports accelerating growth in earnings per share and reaffirms fiscal 2022 earnings outlook

Net sales and profitability from Shoe Station acquisition exceed initial expectations

Evansville, Indiana, August 25, 2022 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the "Company"), a leading retailer of footwear and accessories for the family, today reported results for the second quarter ended July 30, 2022.

Given the volatility experienced during 2020 and 2021, the Company believes the most relevant comparison for the second quarter 2022 is to the second quarter 2019, prior to the onset of the COVID-19 pandemic and related government stimulus and supply chain disruption.

(In thousands, except per share data)	Thirteen Weeks Ended
	July 30,	August 3,	August 1,	July 31,
	2022	2019	2020	2021
Net sales	$312,268	$268,221	$300,794	$332,230
Gross profit	$113,130	$82,095	$82,605	$135,752
Gross profit margin	36.2%	30.6%	27.5%	40.9%
SG&A as a percentage of net sales	23.8%	24.8%	22.7%	22.9%
Operating income margin	12.4%	5.8%	4.8%	18.0%
Net income	$28,909	$11,832	$10,060	$44,212
Diluted net income per share ("EPS")	$1.04	$0.40	$0.35	$1.54

Second Quarter Highlights Compared to 2019

•
Net sales grew 16.4 percent with both store banners contributing.
•
Based on results through the second quarter, Shoe Station banner sales are now expected to exceed previously announced full year expectations of $100 million by more than 10 percent.
•
Gross profit margin increased 560 basis points.
•
Operating income margin increased 660 basis points and at 12.4 percent was the sixth consecutive quarter in double-digits.
•
Second quarter EPS of $1.04 (up 160 percent) and year-to-date EPS of $1.99 (up 131 percent) is on track to deliver previously announced full year guidance in the range of $3.95 to $4.15.

“The Shoe Carnival team delivered exceptional profitability in a challenging economic environment,” said Mark Worden, President and Chief Executive Officer. “The nearly $2.00 of EPS earned during the first half of 2022 is greater than any full year earnings in our 44 years of operation except for last year’s stimulus boosted results.”

“We are proud to deliver our sixth consecutive quarter of double-digit operating income margin and gross profit margin that expanded nearly 600 basis points versus pre-pandemic levels on both a quarterly and year-to-date basis. Contribution from the Shoe Station banner has exceeded initial expectations and we expect to realize additional synergies and to grow store count across both banners. We are optimistic about our long-term growth trajectory and delivering our profitability goals for 2022,” concluded Mr. Worden.

Shoe Station Update

Shoe Station operating results to date have exceeded management’s initial expectations. Previously announced expectations were $100 million of annual net sales and a 10 percent operating income margin. The Company now anticipates the top-line sales target will be exceeded by more than 10 percent and bottom-line contribution will be in line with the Company’s overall expected operating income margin of 11.4 percent to 11.6 percent. The Company anticipates further supply chain and omnichannel synergies will be achieved by fiscal year end, with benefits realized in fiscal 2023.

Back-to-School Update

August merchandise sales through the beginning of the fourth week of August include the highest three-day sales achieved during any three days in the Company’s history. August-to-date merchandise sales have increased in the mid-teens compared to 2019 and have decreased mid-single digits compared to 2021. Gross profit margin for August is expected to increase over 650 basis points compared to 2019. The August back-to-school shopping period drives over half of the Company’s third quarter profitability.

Fiscal 2022 Earnings Outlook

Compared to 2019, EPS growth has accelerated through the first half of 2022, increasing 107 percent in the first quarter and 160 percent in the second quarter. These results, combined with the solid start to the third quarter, provide the foundation for the Company’s sales and earnings outlook for fiscal 2022.

•
EPS is reaffirmed to be in the range of $3.95 to $4.15, compared to a pre-pandemic annual high of $1.46 in 2019.
•
Net sales are expected to be between $1.29 billion and $1.34 billion, up 24 percent to 29 percent compared to 2019.
•
Gross profit margin is expected to be in a range of 36.6 percent to 36.7 percent, compared to 30.1 percent in 2019.
•
Operating income margin is expected to be in a range of 11.4 percent to 11.6 percent, compared to 5.2 percent in 2019.

Merchandise Inventory

The Company ended second quarter 2022 with inventory of $385.5 million, an increase of $48.6 million compared to second quarter 2019. Approximately 59 percent of the increase is inventory for the Shoe Station stores acquired last year or opened this year. The 14.4 percent increase in inventory is supportive of the 20.6 percent increase in net sales year-to-date compared to 2019 and the expectation of increases in sales for the remainder of the year. The number of weeks of sales in the second quarter ending inventory this year is slightly down compared to 2019.

Operating Results Compared to 2019

Second quarter 2022 net sales of $312.3 million increased $44.0 million, or 16.4 percent, compared to the pre-pandemic second quarter 2019, driven by contribution from Shoe Station stores and new customer acquisition at Shoe Carnival stores of 28 percent. Year-to-date net sales have increased $107.8 million, or 20.6 percent, compared to 2019, with both store banners contributing nearly equally to the year-to-date increase. Sales from the Shoe Station banner stores, acquired in December 2021, added net sales of $27.2 million for the quarter and $53.4 million year-to-date.

COVID-19-related manufacturing and supply chain disruptions significantly constrained the availability of athletic shoes. Based on weekly averages, athletic inventory was down 25.7 percent during the 2022 second quarter compared to 2019. These lower inventory levels contributed to decreased athletic sales in the quarter by 12.9 percent. This decrease was more than offset by a 30.8 percent increase in sales of non-athletic shoe categories, driving overall comparable store sales up 8.0 percent.

Second quarter 2022 gross profit margin was 36.2 percent, a 560 basis point increase compared to second quarter 2019. Merchandise margin would have increased over 800 basis points primarily due to increased customer relationship management capabilities, which have resulted in more targeted promotional pricing and higher average selling prices. However, inflationary impacts on transportation and fuel expenses partially offset the increase in merchandise margin and also increased the Company’s distribution costs.

Operating income for second quarter 2022 was $38.8 million and was 12.4 percent of net sales, a 660 basis point increase compared to second quarter 2019.

Second quarter 2022 net income was $28.9 million, or $1.04 per diluted share, an increase of 160 percent compared to second quarter 2019.

Operating Results Compared to 2021

Net sales decreased $20.0 million, or 6.0 percent, compared to second quarter 2021 with a comparable store decline of 13.8 percent partially offset by sales from Shoe Station stores. The comparable store decline was primarily driven by lower athletic sales.

Gross profit margin decreased 470 basis points compared to second quarter 2021, primarily due to higher costs, including higher freight and fuel costs, and the de-leveraging effect of lower sales on buying, distribution and occupancy costs.

In second quarter 2021, operating income, net income and EPS were $59.7 million, $44.2 million, and $1.54, respectively.

Store Updates

Store count is on track to achieve 400 stores by the end of fiscal 2022. No store closures during fiscal 2022 are anticipated.

The Company is currently modernizing its stores and plans to have over 50 percent of stores modernized by the summer of 2023 and the full program complete by the end of fiscal 2024.

Share Repurchase Program

As of July 30, 2022, the Company had $29.5 million available for future repurchases under its share repurchase program, and during the second quarter no shares were repurchased.

Conference Call

Today, at 8:30 a.m. Eastern Time, the Company will host a conference call to discuss the second quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of August 25, 2022, the Company operates 395 stores in 35 states and Puerto Rico under its Shoe Carnival and Shoe Station banners and offers shopping at www.shoecarnival.com. Headquartered in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL. Press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

W. Kerry Jackson

Shoe Carnival Investor Relations

(812) 867-4034

Cautionary Statement Regarding Forward-Looking Information

As used herein, “we”, “our” and “us” refer to Shoe Carnival, Inc. This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: our ability to control costs and meet our labor needs in a rising wage, inflationary, and/or supply chain constrained environment; the duration and spread of the COVID-19 pandemic, mitigating efforts deployed, including the effects of government stimulus on consumer spending, and the pandemic’s overall impact on our operations, including our stores, supply chain and distribution processes, economic conditions, and financial market volatility; our ability to operate the recently acquired Shoe Station assets, retain Shoe Station employees and achieve expected operating results, synergies, and other benefits from the Shoe Station acquisition within expected time frames, or at all; risks that the Shoe Station acquisition may disrupt our current plans and operations or negatively impact our relationship with our vendors and other suppliers; the potential impact of national and international security concerns, including those caused by war and terrorism, on the retail environment; general economic conditions in the areas of the continental United States and Puerto Rico where our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where many of our stores are located and its impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our omnichannel sales; the effectiveness of our inventory management, including our ability to manage key merchandise vendor relationships and emerging direct-to-consumer initiatives; changes in our relationships with other key suppliers; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the impact of natural disasters, other public health crises, political crises, civil unrest, and other catastrophic events on our operations and the operations of our suppliers, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to identify, consummate or effectively integrate future acquisitions, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “aims,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net sales	$312,268	$332,230	$629,795	$660,687
Cost of sales (including buying, distribution and occupancy costs)	199,138	196,478	403,802	394,777
Gross profit	113,130	135,752	225,993	265,910
Selling, general and administrative expenses	74,341	76,038	151,820	148,593
Operating income	38,789	59,714	74,173	117,317
Interest income	(138)	(2)	(170)	(6)
Interest expense	65	119	160	238
Income before income taxes	38,862	59,597	74,183	117,085
Income tax expense	9,953	15,385	18,377	29,631
Net income	$28,909	$44,212	$55,806	$87,454
Net income per share:
Basic	$1.05	$1.56	$2.01	$3.09
Diluted	$1.04	$1.54	$1.99	$3.05
Weighted average shares:
Basic	27,590	28,323	27,784	28,290
Diluted	27,812	28,652	28,061	28,643

Cash dividends declared per share	$0.090	$0.070	$0.180	$0.140

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	July 30,	January 29,	July 31,
	2022	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$51,620	$117,443	$146,506
Marketable securities	10,994	14,961	17,431
Accounts receivable	10,677	14,159	7,871
Merchandise inventories	385,510	285,205	308,141
Other	18,131	10,264	13,131
Total Current Assets	476,932	442,032	493,080
Property and equipment – net	124,789	88,533	65,871
Operating lease right-of-use assets	254,537	220,952	208,472
Intangible assets	32,600	32,600	0
Goodwill	10,786	11,384	0
Deferred income taxes	0	2,699	4,135
Other noncurrent assets	14,871	14,064	12,498
Total Assets	$914,515	$812,264	$784,056

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$113,826	$69,092	$96,494
Accrued and other liabilities	22,893	33,053	50,126
Current portion of operating lease liabilities	52,523	51,563	47,769
Total Current Liabilities	189,242	153,708	194,389
Long-term portion of operating lease liabilities	226,115	194,788	185,555
Deferred income taxes	4,436	0	0
Deferred compensation	10,779	10,901	11,440
Other	311	334	2,760
Total Liabilities	430,883	359,731	394,144
Total Shareholders’ Equity	483,632	452,533	389,912
Total Liabilities and Shareholders’ Equity	$914,515	$812,264	$784,056

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended
	July 30, 2022	July 31, 2021
Cash Flows From Operating Activities
Net income	$55,806	$87,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,416	8,926
Stock-based compensation	2,741	2,686
Loss on retirement and impairment of assets, net	83	1,034
Deferred income taxes	7,135	1,499
Non-cash operating lease expense	23,497	21,214
Other	384	1,845
Changes in operating assets and liabilities:
Accounts receivable	3,481	(775)
Merchandise inventories	(100,305)	(74,875)
Operating leases	(24,794)	(22,140)
Accounts payable and accrued liabilities	40,514	53,236
Other	(10,040)	(257)
Net cash provided by operating activities	8,918	79,847

Cash Flows From Investing Activities
Purchases of property and equipment	(50,198)	(12,137)
Investments in marketable securities and other	(11)	(17,482)
Sales of marketable securities and other	3,040	0
Net cash used in investing activities	(47,169)	(29,619)

Cash Flow From Financing Activities
Proceeds from issuance of stock	93	92
Dividends paid	(5,064)	(4,039)
Purchase of common stock for treasury	(20,515)	(3,971)
Shares surrendered by employees to pay taxes on stock-based compensation awards	(2,086)	(2,336)
Net cash used in financing activities	(27,572)	(10,254)
Net (decrease) increase in cash and cash equivalents	(65,823)	39,974
Cash and cash equivalents at beginning of period	117,443	106,532
Cash and cash equivalents at end of period	$51,620	$146,506